Filed pursuant to Rule 424(b)(4)
                                 Registration Nos. 333-40495 and 333-40495-01


          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998

                            -----------------------------

                  2,645,000 6 3/4% EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                                   ICG FUNDING, LLC

                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF
                               ICG COMMUNICATIONS, INC.

                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.

                           -------------------------------


                    This Prospectus Supplement relates to the resale by the holders thereof of the 6 3/4% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

                    This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 2, 1999.

                    The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

                    The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

                    The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.

                                                               Number of
                                                               Preferred
            Selling Preferred Securityholders                  Securities
            ---------------------------------                  ----------
            Allstate Insurance Company                          40,000
            Bear, Stearns & Co. Inc. (formerly listed under
             the name "Bear Stearns Securities Corp.")           9,400
            BNP Arbitrage SNC                                   15,000
            Christian Science Trustees for Gifts and
            Endowments                                           2,600
            Declaration of Trust for the Defined Benefit Plan
            of ICI American Holdings Inc.                       10,800
            Declaration of Trust for the Defined Benefit Plan
            of ZENECA Holdings, Inc.                             7,400
            Delaware State Employees Retirement Fund            35,400
            Deutsche Bank A.G. (1)                             185,000
            Deutsche Morgan Grenfell Inc. (1)                   87,500
            Donaldson, Lufkin, & Jenrette Securities Corp.      33,400
            First Chicago Capital Corporation                   20,000
            First Church of Christ Scientist-Endowment           2,600
            Goldman, Sachs & Co.                                55,000
            GPZ Trading                                         33,000
            Highbridge Capital Corporation                      91,300
            High Yield Variable Account (2)                      7,000
            Hillside Capital Incorporated Corporate Account      3,000
            HSBC Investment Bank PLC                            52,500
            Jefferies & Company, Inc.                            2,000
            JMG Convertible Investments, L.P.                  141,500
            LB Series Fund, Inc., High Yield Portfolio         150,000
            Lincoln National Convertible Securities Fund        12,965
            Lutheran Brotherhood High Yield Fund, a Series of
            the Lutheran Brotherhood
              Family of Funds                                  100,000
            Merrill Lynch Pierce Fenner & Smith, Inc.           59,000
            MFS Convertible Securities Fund (3)                    100
            MFS Series Trust III - MFS High Income Fund (3)     35,000
            MFS/Sun Life Series Trust - High Yield Series (3)    8,000
            MFS Total Return Fund (3)                           24,900
            Millennium Trading Co., L.P.                        20,000
            Morgan Stanley Dean Witter (4)                      50,000
            Natwest Securities Limited                          15,000
            Northwestern Mutual Life Insurance Company (5)      20,000
            Paloma Securities L.L.C.                           130,000
            Peoples Benefit Life Insurance Company              54,500
            Q Investments, L.P.                                 61,875

                                                               Number of
                                                               Preferred
            Selling Preferred Securityholders                  Securities
            ---------------------------------                  ----------

            R[2] Investments, LDC                               50,625
            SBC Warburg Dillon Read Inc.                        24,000
            Summer Hill Global Partners, L.P.                      800
            The J.W. McConnell Family Foundation                 6,550
            Thermo Electron Balanced Investment Fund             9,400
            Transamerica Life Insurance & Annuity               40,000
            Triton Capital Investments, Ltd.                   184,500
            Value Line Convertible Fund, Inc.                   20,000
            Walker Art Center                                    1,375
            Weirton Trust                                        3,485
            WG Trading Company Limited Partnership              17,000
                                                             ---------
                                                    TOTAL    1,933,475

          ----------------------------------

          (1) Deutsche Morgan Grenfell Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) The High Yield Variable Account has advised the Company that, to the best of its knowledge, the High Yield Variable Account has no such position, office or other material relationship with the Company or any affiliates, and it has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (3) MFS has advised the Company that, to the best of its knowledge, this fund has no such position, office or other material relationship with the Company or any affiliates. MFS has advised the Company that, while other funds and accounts advised by MFS may own securities of the Company, MFS has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (4) Morgan Stanley Dean Witter was a co-manager in the offering of the Preferred Securities.

          (5) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.


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